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                                                                   Exhibit 10.36

                               EMPLOYEE AGREEMENT

NAME OF EMPLOYEE:   Jim Hart

DATE OF EMPLOYMENT: June 12, 1995

In consideration for my employment with Senn-Delaney Leadership Consulting Group (the "Company") and the compensation and other benefits I am to be paid, I hereby agree as follows:

Confidential and Proprietary Information

I recognize that as the result of my employment with the Company, I will have access to trade secret, confidential and proprietary information and materials including, but not limited to, corporate planning, production, distribution or marketing processes; manufacturing techniques; customer lists or customer leads; marketing information or procedures; development work; work in process; financial statements or notes, schedules or supporting financial data; and all other information and materials relating to the Company's products and services as well as such materials and information which I may develop during my employment. ("Trade Secret Materials"). Without limiting the foregoing, I specifically acknowledge that Trade Secret Materials shall include lists of Company clients and prospective clients whether developed by me or any other employee(s) of the Company. I acknowledge and agree that given the nature of the Company's business such lists of clients and prospective clients would have independent economic value to others in the consulting business.

I agree that I should hold in strictest confidence and not disclose, directly or indirectly, to any person, firm or corporation, without the express prior written consent of the Company, and Trade Secret Materials of the Company.

I agree that upon termination of my employment, I will deliver to the Company and will not keep in my possession or deliver to anyone else, any and all Trade Secret Materials.

Finally, and in order to protect the Company's investment in the development of clients and prospective clients, I agree that for a period of twelve (12) months after my termination, I will not solicit or negotiate consulting services with any client or prospective client of the Company.

Client Recommendations

I understand that in providing services to customers of the Company, the improvement programs I may recommend and the Company's policy is to improve the performance of the entirety of our clients' employees and are not designed to provide advice or make recommendations as to any specific employee of the client. I understand and agree, therefore, that I am not permitted to make specific recommendations to the Company's clients concerning the work performance, competency or capability of the clients' employees.

Payroll Periods

I understand that it is Senn-Delaney Leadership's policy to issue payroll disbursements twice a month and that I will receive partial prepayment of salary for time not yet actually worked. In the event my leaving Senn-Delaney Leadership's employment, I agree to repay any amounts of prepaid salary for the time which I had not actually worked and that the Company may deduct any such amounts due and owing from any expense reimbursements which are due me.

(6/95)





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Commission & Project Performance Bonus Payments Upon Termination

If a project has been fully completed before a consultant's termination date, that consultant (prior employee) can generally expect to receive his/her normal share of the Project Performance Bonus (if applicable), payable at the same time that other consultants are paid their Quarterlies.

A Project Performance Bonus will not be paid to consultants who leave Senn-Delaney Leadership prior to completion of a project. The share of the Project Performance Bonus which is not paid out to the former employee will be retained by SDLCG.

To be eligible for sales commissions, an individual must as a minimum, have periodic contact with the client. If a project has been sold to a new or existing client before a consultant's termination date, that consultant can generally expect to receive his/her share of the sales commission based on cash receipts up to the end of the quarter in which the consultant terminates. In other words, the consultant leaving Senn-Delaney Leadership will be paid commission on cash received to the end of the quarter and not on the full project amount. This would be payable whenever quarterlies are normally paid.

At-Will Employment/Notice

Our intention as a company is to work together with each employee to jointly create an environment designed for all employees to succeed. However, I recognized and understand that my employment with the Company is at-will, and that either I or the Company can terminate my employment at any time, for any or no reason, with or without cause. I will give a minimum of four (4) weeks notice to provide the Company with sufficient time to transition my client relationships to other staff members. Similarly, if the Company decides to terminate my employment without cause, I will be given at least two (2) weeks notice and if my employment has been at least 6 months, I will receive a minimum of one month's salary.

Complete Agreement

This agreement represents the sole and entire agreement between me and the Company with respect to the matters described above and supersedes all prior agreements, negotiations, and/or discussions, I recognize and agree that none of the provisions of this agreement may be amended or modified by either me or the Company except in a writing specifically referring to this agreement and signed by me and duly authorized representative of the Company.

I HAVE READ AND UNDERSTOOD THIS ENTIRE AGREEMENT

Dated: 6-12-95          /s/ Jim H. Hart
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                          Jim Hart